                                                                    EXHIBIT 12.1

                           AMERICA WEST AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)


                                             SIX MONTHS ENDED
                                                  JUNE 30,                               YEAR ENDED DECEMBER 31,
                                          ----------------------    ----------------------------------------------------------------
                                              2000          1999        1999          1998          1997          1996          1995
                                              ----          ----        ----          ----          ----          ----          ----
Computation of Earnings:
Income (loss) before income taxes
  and extraordinary item ..............   $ 48,955      $ 73,895    $200,974      $184,557      $140,673      $ 34,493      $108,378

Add:
   Interest expense including
     amortization of debt expense .....     11,741        16,394      30,486        34,924        39,620        49,678        59,418
   Interest portion of rent expense ...     69,051        58,337     121,722       110,125       102,805        93,539        83,680
                                          --------      --------    --------      --------      --------      --------      --------
Income (loss), as adjusted ............   $129,747      $148,626    $353,182      $329,606      $283,098      $177,710      $251,476
                                          ========      ========    ========      ========      ========      ========      ========

Computation of Fixed Charges:
Interest expense including amortization
  of debt expense .....................   $ 11,741      $ 16,394    $ 30,486      $ 34,924      $ 39,620      $ 49,678      $ 59,418
Interest portion of rent expense ......     69,051        58,337     121,722       110,125       102,805        93,539        83,680
Capitalized interest ..................      3,775         3,004       6,100         4,852           553          --           2,666
                                          --------      --------    --------      --------      --------      --------      --------
Fixed charges .........................   $ 84,567      $ 77,735    $158,308      $149,901      $142,978      $143,217      $145,764
                                          ========      ========    ========      ========      ========      ========      ========

Ratio of earnings to fixed charges ....       1.53          1.91        2.23          2.20          1.98          1.24          1.73
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(*)  For the purpose of computing the ratio of earnings to
     fixed charges, "earnings" consist of income (loss)
     before income taxes and extraordinary item plus fixed
     charges less capitalized interest.  "Fixed charges"
     consist of interest expense including amortization of
     debt expense, one-third of rent expense, which is
     deemed to be representative of an interest factor, and
     capitalized interest.